EXHIBIT 77C
FLAHERTY & CRUMRINE PREFERRED INCOME FUND
INCORPORATED
(the Fund)

On April 21, 2006, the Fund held its Annual Meeting of
Shareholders (the Meeting) for the following purposes:
election of Directors of the Fund (Proposal 1) and approval of an amendment to the Funds Articles
Supplementary Creating and Fixing the Rights of the Money Market Cumulative Preferred Stock (Articles
 Supplementary) relating to the removal of the requirement that potential buyers of the Funds
Money Market Cumulative Preferred Stock execute a Master Purchasers Letter (Proposal 2). All proposals were approved by the shareholders and the results of the voting are as follows:

Proposal 1: Election of Directors.

Common Stock
Robert F. Wulf
For: 9,488,358
Withheld: 180,984

Preferred Stock
Donald F. Crumrine
For: 412
Withheld: 5

David Gale, Morgan Gust, and Karen H. Hogan continue to serve in their capacities as Directors of the Fund.


Proposal 2: Amendment to the Articles Supplementary relating to the removal of the Master Purchasers Letter
Requirement

Common Stock
For: 9,325,826
Against: 140,563
Withheld: 202,953

Preferred Stock
For: 412
Against: 5
Withheld: 0